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                                                                       Exhibit 5

                 [Letterhead of Epstein Becker & Green, P.C.]

                                                            October 13, 1999

HealthCore Medical Solutions, Inc.
11904 Blue Ridge Boulevard
Grandview, MO  64030


Ladies and Gentlemen:

         We have acted as counsel to HealthCore Medical Solutions, Inc. (the "Company") in connection with its filing on October 13, 1999 with the Securities and Exchange Commission of a registration statement on Form S-4 (the "Registration Statement") covering shares of common stock, $.01 par value (the "Shares"), which shall be authorized by an amendment to the Company's certificate of incorporation prior to issuance of the Shares. A related earlier registration statement (File No. 333-87207) covering shares of the same class in the same offering was declared effective by the Securities and Exchange Commission on September 20, 1999.

         As such counsel, we have examined original copies, or copies certified to our satisfaction, of the corporate records of the Company, agreements and other instruments, certificates of public officials and such other documents as we deemed necessary as a basis for the opinion hereinafter set forth.

         On the basis of the foregoing, we are of the opinion that the Shares have been validly authorized and, when issued in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of such Registration Statement.

                                                   Very truly yours,



                                                   EPSTEIN BECKER & GREEN, P.C.